Exhibit 5.1

February 5, 2010

Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA  01879

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the (i) Registration Statement on Form S-3 filed on July 3, 2008 (Registration No. 333-152140), as amended on July 24, 2008 and declared effective on July 29, 2008 (the “Registration Statement”), by Beacon Power Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of $60,000,000 of the Company’s common stock, preferred stock, depositary shares, warrants or units, and (ii) the Prospectus Supplement filed on   February 5, 2010 with the Commission (the “Prospectus Supplement”), which describes an offering of 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

As your counsel, we have examined the Registration Statement, the Company’s Certificate of Incorporation and By-laws, each as amended to the date hereof, and the records of certain corporate proceedings and actions taken by the Company in connection with the issuance and sale of the Common Stock, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed.  In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Based upon the foregoing and reliance thereon, we are of the opinion that:

1.             The shares of Common Stock, when issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.  No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any state or any foreign jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect.  We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and in the prospectus contained in the Registration Statement, including any supplements thereto, under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP